Exhibit 99.2

Solar Capital Ltd. to Redeem Remaining $75 Million of 6.75% Senior Unsecured Notes due 2042; Increases Expected 2018 Net Investment Income by $0.04 Per Share

NEW YORK, NY November 15, 2017– Solar Capital Ltd. (NASDAQ: SLRC) (the “Company”) has given notice to redeem its remaining $75 million of 6.75% senior unsecured notes due 2042. The repayment will be funded through the issuance of $75 million of 4.50% notes due 2023. The Company expects that the refinancing of the 6.75% senior unsecured notes will contribute approximately $0.04 per share to 2018 net investment income.

“The refinancing of the $100 million 6.75% senior unsecured notes is a continuation of our focus on reducing operating expenses, including our cost of capital,” said Michael Gross, Chairman and CEO of Solar Capital Ltd. “The lower interest expense, coupled with our reduction in management fees and differentiated business lines, positions the Company well for a strong 2018. As a result, we are confident in our ability to grow the Company’s net investment income.”

About Solar Capital Ltd.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. A specialty finance company with expertise in several niche markets, the Company primarily invests in leveraged, U. S. middle market companies in the form of senior secured cash flow and asset-based investments.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein, unless required to do so by applicable law.

Contact

Investor Relations

(646) 308-8770